EXHIBIT 10.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made this 31st day of October, 2005, by PALADIN REALTY PARTNERS, L.L.C., a Delaware limited liability company (“Assignor”), and PRIP 801, LLC, a Delaware limited liability company (“Assignee”).

RECITALS:

A. Assignor, as Purchaser, executed and delivered that certain Agreement of Sale and Purchase, dated as of December 20, 2004, with Makor Properties, LLC, as Seller, and which was amended by a First Amendment to Agreement of Sale and Purchase, dated January 19, 2005, a Second Amendment to Agreement of Sale and Purchase, dated June 9, 2005 a Third Amendment to Agreement of Sale and Purchase, dated July 25, 2005, a Fourth Amendment to Agreement of Sale and Purchase, dated August 22, 2005, a Fifth Amendment, dated September 14, 2005, a Sixth Amendment, dated October 13, 2005, a Seventh Amendment, dated October 19, 2005, and an Eighth Amendment, dated October 27, 2005, each between the same parties (the “Purchase Agreement”) with respect to certain real property of Seller located in Pulaski County, Arkansas and more particularly described in the Purchase Agreement.

B. Assignor desires to assign all of its right, title and interest in and to the Purchase Agreement to Assignee, and Assignee has agreed to accept the foregoing Assignment and assume all of Assignor’s obligations under the Purchase Agreement.

NOW, THEREFORE, for and in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto do hereby agree as follows:

1. Assignment. Assignor hereby assigns to Assignee all of its right, title, interest and obligations, as “Purchaser” under the Purchase Agreement, including, without limitation, all rights to any earnest money or other deposits.

2. Assumption. Assignee has assumed and agreed to perform, and does hereby assume and agree to perform, Assignee’s obligations to seller under the Purchase Agreement. This assignment shall not under any circumstances release or discharge Assignor from any liability or obligation under the Purchase Agreement.

3. Multiple Counterparts. This Assignment and Assumption Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

4. No Changes. This Assignment and Assumption Agreement shall not modify or amend the Purchase Agreement, which remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement under seal as of the date and year first above written.

ASSIGNOR:

PALADIN REALTY PARTNERS, L.L.C.

By:	/s/ William K. Dunbar
William K. Dunbar
Title:	Vice President

ASSIGNEE:

PRIP 801, LLC, a Delaware limited liability company

By:	Paladin Realty Income Properties, L.P., a Delaware limited partnership, its managing member

	By:	Paladin Realty Income Properties, Inc., a Maryland corporation, its general partner

		By:	/s/ Michael B. Lenard
		Name:	Michael B. Lenard
		Its:	Executive Vice President